EXHIBIT 99.1
Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171
Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES REPORTS UNAUDITED FINANCIAL RESULTS FOR FISCAL 2007
AND PROVIDES FINANCIAL EXPECTATIONS FOR FISCAL 2008
Cambridge, MA, May 29, 2007 — Alkermes, Inc. (Nasdaq: ALKS) today reported unaudited financial results for its fiscal year ended March 31, 2007. The company is providing unaudited financial results while in discussions with the Staff of the Securities and Exchange Commission (the Staff) regarding its accounting for the VIVITROL® collaboration with Cephalon, Inc. (Cephalon). Alkermes received the request for information during a periodic review of its Exchange Act filings. For more information, please refer to the Form 12b-25 filed by the company today.
“We are very proud of our business progress and cash flow results for fiscal 2007 and are looking forward to continuing to advance our business in fiscal 2008,” commented James Frates, chief financial officer of Alkermes. “We are working with the SEC to answer their questions to allow them to complete their review as soon as possible.”
Alkermes’ financial results reported today reflect the same accounting treatment for the VIVITROL collaboration that the company has used since entering the collaboration in June 2005, in order to allow for a comparison between the unaudited fiscal 2007 financial results and the company’s previous results. At this time, the Staff has not indicated to the company that its financial reporting for the collaboration is not in accordance with GAAP. It is possible that restatement of the company’s financial statements with respect to the collaboration may be necessary if the Staff were to reach a different conclusion than the company. However, any change would principally impact the period of recognition of revenue and would not change the underlying cash flows or the company’s rights or obligations under the collaboration, all of which have been disclosed in past filings.
Financial highlights include:
•	Net income of $9.4 million.

•	Manufacturing and royalty revenues from RISPERDAL® CONSTA® of $111.8 million. Worldwide sales of RISPERDAL CONSTA by Janssen-Cilag (Janssen) were $924.2 million in fiscal 2007, a 40% increase over sales of RISPERDAL CONSTA in fiscal 2006.

•	A strong balance sheet, with cash and total investments of $356.7 million.
Key operating results for fiscal 2007 include the following:
•	Net income was $9.4 million or a basic earnings per share of $0.10 and diluted earnings per share of $0.09, including $27.7 million in share-based compensation expense, compared to a net income of $3.8 million or a basic and diluted earnings per share of $0.04 for fiscal 2006, which included $0.4 million in share-based compensation expense.

•	Non-GAAP net income was $37.9 million or a basic earnings per share of $0.38 and diluted earnings per share of $0.37, compared to a net income of $4.0 million or a basic and diluted earnings per share of $0.04 for fiscal 2006.
Alkermes is providing non-GAAP results as a complement to reported results. The non-GAAP net income excludes certain noncash or nonrecurring items, and Alkermes’ management believes these non-GAAP measures help to indicate underlying trends in the company’s ongoing operations. The reconciliation between non-GAAP and reported diluted earnings per share for fiscal 2007 and fiscal 2006 is provided in the following table:

	Non-GAAP	Share-Based	Net Change in Fair Value	Reported Diluted
	Diluted Earnings	Compensation	of Warrants and	Earnings
	per Share	Expense[1]	Derivative Loss on Notes	per Share
FY 2007	$0.37	($0.27)	($0.01)	$0.09
FY 2006	$0.04	—	—	$0.04
Revenues
•	Total revenues for fiscal 2007 were $240.0 million, compared to $166.6 million for fiscal 2006.

•	Total manufacturing revenues for fiscal 2007 were $105.4 million, consisting of $88.6 million for RISPERDAL CONSTA and $16.8 million for VIVITROL, compared to $64.9 million for fiscal 2006, all of which related to RISPERDAL CONSTA.

•	Royalty revenues for fiscal 2007 were $23.2 million based on RISPERDAL CONSTA sales of $924.2 million, compared to $16.5 million based on RISPERDAL CONSTA sales of $659.4 million for fiscal 2006.

•	Research and development revenue under collaborative arrangements for fiscal 2007 was $74.5 million, compared to $45.9 million for fiscal 2006.

•	Net collaborative profit for fiscal 2007 was $36.9 million, compared to $39.3 million for fiscal 2006.
Costs and Expenses
•	Cost of goods manufactured, on a non-GAAP basis, for fiscal 2007 was $42.5 million, of which $28.0 million related to RISPERDAL CONSTA and $14.5 million related to VIVITROL, compared to $23.5 million for fiscal 2006, all of which related to RISPERDAL CONSTA. On a reported basis, cost of goods manufactured for fiscal 2007 was $45.2 million, including share-based compensation expense of $2.7 million. There was no share-based compensation expense in cost of goods manufactured in fiscal 2006.

•	Research and development (R&D) expenses, on a non-GAAP basis, for fiscal 2007 were $108.7 million, compared to $88.9 million for fiscal 2006. On a reported basis,

R&D expenses for fiscal 2007 were $117.3 million, including share-based compensation expense of $8.6 million, compared to $89.1 million for fiscal 2006, including share-based compensation of $0.2 million.

•	Selling, general and administrative (SG&A) expenses, on a non-GAAP basis, for fiscal 2007 were $50.0 million, compared to $40.2 million for fiscal 2006. On a reported basis, SG&A expenses were $66.4 million, including share-based compensation expense of $16.4 million, compared to $40.4 million for fiscal 2006, including share-based compensation of $0.2 million.

•	Interest expense for fiscal 2007 was $17.7 million compared to $20.7 million for fiscal 2006. Interest income for fiscal 2007 was $17.7 million, compared to $11.6 million for fiscal 2006.
At March 31, 2007, Alkermes had cash and total investments of $356.7 million, compared to $356.2 million at December 31, 2006 and $303.1 million at March 31, 2006.
Financial Expectations for Fiscal 2008
The following outlines Alkermes’ financial expectations for the fiscal year ending March 31, 2008. These financial expectations include the impact of share-based compensation expense. In addition to other factors summarized below, the financial expectations are subject to change based on the outcome of the SEC’s review of the company’s accounting for the VIVITROL collaboration.
Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause Alkermes’ actual results to differ materially from its expectations, please see the risk factors provided at the end of this press release.
•	Revenues: The company expects total revenues for fiscal 2008 to range from $240 to $260 million.

The company expects total manufacturing revenues to range from $104 to $112 million. The expected manufacturing revenues for RISPERDAL CONSTA range from $95 to

$100 million and are based on a purchase forecast from Janssen. The expected manufacturing revenues for VIVITROL range from $9 to $12 million and are based on the latest expectations with respect to manufacturing volumes in fiscal 2008. End-market gross sales of VIVITROL are expected to range from $15 to $20 million. Both Janssen and Cephalon have the right to change the timing and amount of their purchases. Alkermes’ revenue estimates are also dependent upon its ability to manufacture sufficient quantities of RISPERDAL CONSTA and VIVITROL to meet its partners’ estimates.

The company expects royalty revenues from RISPERDAL CONSTA to range from $26 to $28 million. This expectation assumes continued sales growth in the U.S. and around the world. Alkermes relies on sales projections received from Janssen to determine royalty revenue expectations and such projections are subject to change. RISPERDAL CONSTA sales are dependent on Janssen.

The company expects research and development revenues to range from $95 to $100 million. This estimate assumes continued development of the company’s key partnered programs. Research and development revenues, which are received from Alkermes’ corporate partners, can fluctuate as these partners may terminate or change the scope and timing of the programs at any time.

The company expects net collaborative profit to range from $15 to $20 million. This reflects: (i) the recognition of milestone revenue to offset the expected spending by Alkermes on VIVITROL during fiscal 2008; (ii) the recognition of milestone revenue related to the license provided by the company to Cephalon; (iii) payments from Cephalon to reimburse Alkermes for its expenses once the cumulative loss cap is reached through December 31, 2007; and (iv) sharing the net profit or loss earned on the product in the fourth quarter of fiscal 2008. Spending on the VIVITROL program is approved jointly by Alkermes and Cephalon and is subject to change at any time.

•	Cost of Goods Manufactured: The company expects total cost of goods manufactured to range from $43 to $50 million. The company expects cost of goods manufactured related to RISPERDAL CONSTA to range from $35 to $39 million. The company expects cost of goods manufactured related to VIVITROL to range from $8 to $11 million. These costs are estimated based on projected orders from Janssen and Cephalon and are based on the company’s historical manufacturing yields. Margins on RISPERDAL CONSTA are dependent on many factors and may fluctuate. Orders from Janssen and Cephalon are subject to change at any time.

•	Research and Development Expenses: The company expects R&D expenses to range from $120 to $125 million. These expectations reflect the company’s continuing efforts to advance its product candidates toward commercialization.

•	Selling, General and Administrative Expenses: The company expects SG&A expenses to range from $65 to $70 million. This expectation reflects a slight increase in SG&A expenses compared to fiscal 2007, partially offset by a decrease in share-based compensation expense.

•	Operating Income: The company expects operating income to range from $10 to $15 million.

•	Net Interest Income: The company expects net interest income to range from $0 to $3 million. This expectation reflects interest income earned on cash and investments, partially offset by interest expense related to the Non-recourse RISPERDAL CONSTA Secured 7% Notes.

•	Income Taxes: The company expects income tax expense to range from $2 to $3 million due to the U.S. Alternative Minimum Tax obligations.

•	Net Income: The company expects net income to range from $10 to $15 million, or a basic earnings per share of approximately $0.10 to $0.15 per share. The basic earnings per share is based on an estimated 102 million weighted average shares outstanding for fiscal 2008. The net income expectation assumes no income or expense recognition on the net change in the fair value of warrants.

•	SFAS 123R: The company has included share-based compensation expense in the expense expectations provided. The company expects to recognize this expense within cost of goods manufactured, R&D expenses and SG&A expenses in the approximate ratio of 15%, 30% and 55%, respectively. Based on the company’s expectation with respect to fiscal 2008 stock grants and the estimates used to value such grants, the company expects share-based compensation expense to be in the range of $20 to $25 million or $0.20 to $0.25 per share for fiscal 2008.
Conference Call
Alkermes will host a conference call at 4:30 p.m. ET on Tuesday, May 29, 2007 to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing 1-866-793-1341 for domestic callers and 1-703-639-1312 for international callers. The conference call ID number is 1088619. In addition, a replay of the conference call will be available from 7:30 p.m. ET on Tuesday, May 29, 2007 through 5:00 p.m. ET on Monday, June 4, 2007, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 1088619. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website, which will be available shortly following the conference call and will be available until June 4, 2007 .
About Alkermes
Alkermes, Inc. is a biotechnology company that develops innovative medicines designed to yield better therapeutic outcomes and improve the lives of patients with serious disease. Alkermes currently has two commercial products: RISPERDAL® CONSTA® [(risperidone) long-acting injection], the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and marketed worldwide by Janssen-Cilag (Janssen), a wholly owned division of Johnson & Johnson; and VIVITROL® (naltrexone for extended-release injectable suspension) the first and only once-monthly injectable medication approved for the treatment of alcohol dependence and marketed in the U.S. primarily by Cephalon, Inc. Alkermes’ pipeline includes extended-release injectable, pulmonary, and oral products for the treatment of prevalent, chronic diseases such as central nervous system disorders, addiction and diabetes. Alkermes’ headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; the successful manufacture and commercialization of VIVITROL and RISPERDAL CONSTA; continued revenue growth from RISPERDAL CONSTA; and the successful continuation of development activities for the company’s programs. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: the outcome of the SEC’s review of the company’s accounting treatment for the VIVITROL collaboration with Cephalon, including but not limited to the possible restatement by the company of its financial statements with respect to the collaboration; whether the company will achieve the financial expectations provided; whether the company can continue to manufacture RISPERDAL CONSTA and VIVITROL on a commercial scale, economically or in sufficient quantities to supply the market; whether VIVITROL will be commercialized successfully by Alkermes and its partner, Cephalon; whether sales of VIVITROL will meet forecasted estimates; whether RISPERDAL CONSTA will continue to be commercialized successfully by its partner Janssen; whether the company is able to successfully and efficiently scale up and manufacture its product candidates; whether advancement of the company’s partnered product candidates will be delayed due to actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control, and the outcome of clinical and preclinical work the company and its partners are pursuing; decisions by the FDA or foreign regulatory authorities regarding the company’s product candidates; potential changes in cost, scope and duration of clinical trials; and whether RISPERDAL CONSTA, VIVITROL and the company’s product candidates, in commercial use, may have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of its products from the market. For further information with respect to factors that could cause the company’s actual results to differ materially from expectations, please see the company’s Annual Report on Form 10-K/A on August 14, 2006 and other periodic reports filed by the company with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
(tables follow)
VIVITROL® is a registered trademark of Cephalon, Inc.; RISPERDAL® CONSTA® is a registered trademark of Janssen.

[1]	Alkermes, Inc. adopted SFAS 123R based on the modified prospective transition method beginning April 1, 2006. Based on the company’s non-GAAP disclosure under SFAS 148 (Accounting for Stock-Based Compensation—Transition and Disclosure) for reporting periods prior to April 1, 2006 (as previously disclosed in the company’s financial statement footnotes), non-GAAP share-based compensation expense in fiscal 2006 was $22.5 million, or $0.25 per basic and $0.23 per diluted share, and the resulting non-GAAP loss was $0.21 per basic share and $0.19 per diluted share.

Alkermes, Inc. and Subsidiaries
Selected Unaudited Financial Information

	Year	Year
	Ended	Ended
Condensed Consolidated Statements of Operations	March 31,	March 31,
(In thousands, except per share data)	2007	2006

Revenues:
Manufacturing revenues	$105,416	$64,901
Royalty revenues	23,151	16,532
Research and development revenue under collaborative arrangements	74,483	45,883
Net collaborative profit	36,915	39,285

Total Revenues	239,965	166,601

Expenses:
Cost of goods manufactured	45,209	23,489
Research and development	117,315	89,068
Selling, general and administrative	66,399	40,383

Total Expenses	228,923	152,940

Operating Income	11,042	13,661

Other Income (Expense):
Interest income	17,707	11,569
Interest expense	(17,725)	(20,661)
Other income (expense), net	(481)	333
Derivative (loss) income related to convertible subordinated notes	—	(1,084)

Total Other Income (Expense)	(499)	(9,843)

Income before income taxes	10,543	3,818

Income taxes	(1,098)	—

Net Income	$9,445	$3,818

Earnings per Common Share:
Basic	$0.10	$0.04

Diluted	$0.09	$0.04

Weighted Average Number of Common Shares Outstanding (As Reported and Pro Forma):
Basic	99,242	91,022

Diluted	103,351	97,377

Pro Forma Reconciliation:
Net Income — As Reported	$9,445	$3,818
Share-based compensation expense	27,687	442
Net decrease (increase) in the fair value of warrants	743	(1,358)
Derivative loss related to convertible subordinated notes	—	1,084

Net Income — Pro Forma	$37,875	$3,986

Pro Forma Earnings per Common Share:
Basic	$0.38	$0.04

Diluted	$0.37	$0.04

Condensed Consolidated Balance Sheets	March 31,	March 31,
(In thousands)	2007	2006

Cash, cash equivalents and total investments	$356,726	$303,112
Receivables	56,049	39,802
Prepaid expenses and other current assets	7,054	2,782
Inventory	18,190	7,341
Property, plant and equipment, net	123,595	112,917
Other assets	7,007	11,209

Total Assets	$568,621	$477,163

Unearned milestone revenue — current portion	$11,450	$83,338
Other current liabilities	50,610	42,322
Non-recourse RISPERDAL CONSTA secured 7% notes	156,851	153,653
Unearned milestone revenue — long-term portion	117,300	16,198
Deferred revenue — long-term portion	22,153	750
Other long-term debt	47	125,865
Other long-term liabilities	6,749	6,821
Redeemable convertible preferred stock	—	15,000
Total shareholders’ equity	203,461	33,216

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity	$568,621	$477,163

This selected unaudited financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, which the company intends to file in June 2007.

Net Collaborative Profit — VIVITROL®Collaboration

	Three Months	Fiscal Year
	Ended	Ended	Cumulative
	March 31,	March 31,	Collaboration
(Unaudited, in thousands)	2007	2007	To-Date
Milestone revenue recognized to offset expenses incurred on VIVITROL:
Alkermes, Inc. expenses incurred on behalf of the collaboration (1)	$5,760	$31,431	$51,221
Cephalon, Inc. expenses incurred on behalf of the collaboration (1)	22,129	46,945	68,124
Alkermes, Inc. expenses incurred outside the collaboration (2)	48	397	19,892

	27,937	78,773	139,237

Milestone revenue recognized with respect to license (3)	1,309	5,087	5,087

Flow of funds to Cephalon, Inc. (4)	(22,129)	(46,945)	(68,124)

Net collaborative profit	$7,117	$36,915	$76,200

Notes

(1)	Expenses incurred on behalf of the collaboration by Alkermes, Inc. (“Alkermes”) and net losses incurred on behalf of the collaboration by Cephalon, Inc. (“Cephalon”) contribute to the cumulative net product losses incurred on VIVITROL. Alkermes is responsible for the first $124.6 million of these cumulative net product losses (the “cumulative net loss cap”). Through March 31, 2007, $119.3 million of cumulative net product losses have been incurred.

(2)	Alkermes was solely responsible for the successful approval of VIVITROL, and the successful completion of the first VIVITROL manufacturing line. These expenses do not contribute to the cumulative net product losses.

(3)	Milestone revenue related to the license commenced upon approval of VIVITROL, by the U.S. Food and Drug Administration, on April 13, 2006.

(4)	Alkermes is responsible for the first $124.6 million of cumulative net product losses through December 31, 2007, and consequently reimburses Cephalon for its net product losses incurred on VIVITROL during this period.

(5)	Under the original license and collaboration agreement, Alkermes was responsible for the first $120.0 million of cumulative net product losses through December 31, 2007. Pursuant to the amendment to this agreement, signed in October 2006, Cephalon is now responsible for the two additional VIVITROL manufacturing lines under construction. In the three month period ended December 31, 2006, the Company received a payment of $4.6 million from Cephalon as reimbursement for certain costs incurred by the Company in the construction of these manufacturing lines prior to October 2006, which the Company had previously charged to the collaboration. The Company and Cephalon have agreed to increase the cumulative net loss cap from $120.0 million to $124.6 million to take into account this reimbursement.

(1)(2)(3)	Through March 31, 2007, Alkermes has recognized $145.8 million of milestone revenue out of the $270.0 million received from Cephalon. In addition to (1), (2) and (3) above, this recognition includes $1.5 million of milestone revenue related to a 10% mark-up on manufacturing revenue, which is reported by Alkermes within manufacturing revenues in the unaudited condensed consolidated statement of operations.

Alkermes, Inc. and Subsidiaries
Quarterly Financial Data Fiscal Year 2007

	Three Months Ended				Year Ended
(Unaudited)	June 30,	September 30,	December 31,	March 31,	March 31,
(In thousands, except per share data)	2006	2006	2006	2007	2007

Revenues:
Manufacturing revenues	$22,193	$26,122	$28,763	$28,338	$105,416
Royalty revenues	5,139	5,813	5,673	6,526	23,151
Research and development revenue under collaborative arrangements	14,464	17,624	19,532	22,863	74,483
Net collaborative profit	9,742	11,611	8,445	7,117	36,915

Total Revenues	$51,538	$61,170	$62,413	$64,844	$239,965

Expenses:
Cost of goods manufactured	9,338	11,822	12,989	11,060	45,209
Research and development	25,863	29,817	29,908	31,727	117,315
Selling, general and administrative	16,530	15,677	16,365	17,827	66,399

Total Expenses	51,731	57,316	59,262	60,614	228,923

Operating Income (Loss)	(193)	3,854	3,151	4,230	11,042

Other Income (Expense):
Interest income	4,335	4,734	4,260	4,378	17,707
Interest expense	(5,473)	(4,034)	(4,141)	(4,077)	(17,725)
Other income (expense), net	787	(664)	89	(693)	(481)

Total Other (Expense) Income	(351)	36	208	(392)	(499)

Income (Loss) before Income Taxes	(544)	3,890	3,359	3,838	10,543

Income taxes	(171)	(164)	(426)	(337)	(1,098)

Net Income (Loss)	($715)	$3,726	$2,933	$3,501	$9,445

Earnings (Loss) per common share:
Basic	($0.01)	$0.04	$0.03	$0.03	$0.10

Diluted	($0.01)	$0.04	$0.03	$0.03	$0.09

Weighted Average Number of Common Shares Outstanding:
Basic	93,784	101,331	100,896	101,025	99,242

Diluted	99,754	105,543	104,746	104,034	103,351

This quarterly financial data should be read in conjunction with the consolidated financial statements and notes thereto included in the company’s Annual Report on Form 10-K for the year ended March 31, 2007, which the company intends to file in June 2007.